Exhibit 99.10

Consent to be Named as a Director Nominee

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the registration statement on Form F-4 filed with the SEC by EUROEV Holdings Limited and Aiways Automobile Europe GmbH (the “Co-Registrants”), as it may be amended or supplemented from time to time (the “Registration Statement”), to which this consent is an exhibit, as a person who is to become a director of EUROEV Holdings Limited upon consummation of the Business Combination (as such term is defined in the Registration Statement) involving the Co-Registrants and Hudson Acquisition I Corp., and to the filing of this consent as an exhibit to the Registration Statement.

Dated: March 27, 2026
/s/ Helene Souillard
Helene Souillard